Exhibit 99.1

Darling International Inc.

News Release
January 26, 2005

DARLING INTERNATIONAL INC. MAKES INVESTOR INFORMATION KIT
AVAILABLE ON WEBSITE

        Irving, Texas , January 26, 2005:    Darling International Inc. (AMEX: DAR) announced today that it has made an investor information kit available on its website which includes background and history on the company and its industry, general information about the company's two business segments and answers to frequently asked questions

         An easily-downloadable .pdf version of the investor information kit can be found at http://www.darlingii.com/investor. Hard copies of Darling's investor information kits are also available and may be requested via email at investor@darlingii.com, by phone at 972-717-0300 or from Darling International Inc., 251 O'Connor Ridge Blvd., Suite 300, Irving, TX 75038.

About Darling

         Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300
or
Jennifer Felberr	Joele Frank, Wilkinson Brimmer Katcher Phone: (212) 355-4449